As filed with the Securities and Exchange Commission on February 2, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Cigna Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	06-1059331 (IRS Employer Identification No.)
900 Cottage Grove Road
Bloomfield, Connecticut 06002
(Address of Principal Executive Offices)  (Zip Code)

NewQuest Holdings, Inc. 2005 Stock Option Plan
HealthSpring, Inc. Amended and Restated 2006 Equity Incentive Plan
 (Full title of the plan)

Nicole S. Jones
Executive Vice President and General Counsel
Cigna Corporation
900 Cottage Grove Road
Bloomfield, Connecticut 06002
(860) 226-6000

with a copy to:

Jean M. McLoughlin
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
 (212) 450-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Cigna Corporation Common Stock, par value $0.25 per share, to be issued under the HealthSpring, Inc. Amended and Restated 2006 Equity Incentive Plan	786,636 (2)(3)	$44.58 (6)	$35,068,232.88 (6)	$4,018.82

Cigna Corporation Common Stock, par value $0.25 per share, to be issued under the HealthSpring, Inc. Amended and Restated 2006 Equity Incentive Plan	1,899,557 (2)(4)	$15.75 (7)	$29,918,022.75 (7)	$3,428.61
Cigna Corporation Common Stock, par value $0.25 per share, to be issued under the NewQuest Holdings, Inc. 2005 Stock Option Plan (1)	26,304 (2)(5)	$2.02 (7)	$53,134.08 (7)	$6.09
Total Shares	2,712,497			$7,453.52

(1)	NewQuest Holdings, Inc. is the former name of HealthSpring, Inc.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Cigna Common Stock that may become issuable pursuant to terms of the NewQuest Holdings, Inc. 2005 Stock Option Plan and the HealthSpring, Inc. Amended and Restated 2006 Equity Incentive Plan to prevent dilution in the event of stock splits, stock dividends or similar transactions.

(3)	Represents shares issuable pursuant to outstanding restricted stock awards under the HealthSpring, Inc. Amended and Restated 2006 Equity Incentive Plan.

(4)	Represents shares issuable pursuant to outstanding stock options under the HealthSpring, Inc. Amended and Restated 2006 Equity Incentive Plan.

(5)	Represents shares issuable pursuant to outstanding stock options under the NewQuest Holdings, Inc. 2005 Stock Option Plan.

(6)
Estimated solely for purposes of determining the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices of Cigna Common Stock as reported in the consolidated reporting system of the New York Stock Exchange on January 30, 2012.

(7)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(h) under the Securities Act, based upon the weighted average exercise price of outstanding options.

PART I

Information Required in the Section 10(a) Prospectus

The information specified in Part I has been omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and pursuant to the Note to Part I of Form S-8.

PART II
Information Required in the Registration Statement

Introductory Statement

Cigna Corporation (the “Company”), is filing this Registration Statement on Form S-8 with respect to up to 26,304 of its shares of Common Stock, par value $0.25 per share, issuable in connection with the NewQuest Holdings, Inc. 2005 Stock Option Plan and up to 2,686,193 of its shares of Common Stock in connection with the HealthSpring, Inc. Amended and Restated 2006 Equity Incentive Plan (together, the “HealthSpring Plans”).

Pursuant to the Agreement and Plan of Merger, dated as of October 24, 2011 (the “Merger Agreement”), by and among the Company, HealthSpring, Inc. (“HealthSpring”) and Cigna Magnolia Corp. (the Company’s indirect, wholly owned subsidiary). Cigna Magnolia Corp. merged with and into HealthSpring on January 31, 2012 (the “Effective Time”).  In accordance with the Merger Agreement, at the Effective Time, the Company assumed each outstanding option to purchase shares of HealthSpring common stock granted under the HealthSpring Plans (the “Options”) and each outstanding award of restricted shares of HealthSpring common stock granted under the HealthSpring Plans (the “Restricted Share Awards”).  As a result of this assumption, at the Effective Time, the Options were converted to options to purchase shares of the Company’s Common Stock, and the Restricted Share Awards were converted to awards of restricted shares of the Company’s Common Stock.

Item 3.  Incorporation of Certain Documents by Reference

The following documents filed by Cigna Corporation with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed February 25, 2011, as amended;

(b) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2010; and

(c) the description of the Company’s Common Stock contained in the Registration Statement on Form S-3, filed on August 10, 2009, including any amendment thereto or report filed by the Company for the purpose of updating such description.

In addition, all reports or other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing such reports and documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

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The legality of the Company’s Common Stock to be issued under the HealthSpring Plans has been passed upon by Lindsay K. Blackwood, who is employed by and serves as Associate Chief Counsel and Corporate Secretary of the Company.  Ms. Blackwood owns shares of the Company’s Common Stock.

Item 6. Indemnification of Directors and Officers

Under Section 145 of the Delaware Corporation Law, the Company is empowered to indemnify its directors and officers in the circumstances therein provided.

Under Article VI of its by-laws, the Company will indemnify any person who is or was a director or officer of the Company, as well as any other person who is or was serving at the request of the Company as a director, officer or employee of any other entity, who was or is a party or is threatened to be made a party to any action, suit, or proceeding (other than an action by or in the right of the Company), against all expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement reasonably incurred or suffered by such person).

The Company is insured against liabilities that it may incur by reason of Article VI of its by-laws.  In addition, directors and officers of the Company, as well as any other persons who serve as directors or officers of any other entity at the request of the Company, are insured, at the Company’s expense, against liabilities which might arise against such persons in any such capacity, whether or not the Company would have the power to indemnify such persons against such liability under the provisions of Article VI.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See Exhibit Index.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield, State of Connecticut, on February 2, 2012.

CIGNA CORPORATION

By:	/s/ Ralph J. Nicoletti
Ralph J. Nicoletti Executive Vice President and Chief Financial Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, officers and/or directors of Cigna Corporation, a Delaware corporation (the “Company”), hereby makes, designates, constitutes and appoints NICOLE S. JONES and LINDSAY K. BLACKWOOD, and each of them (with full power to act without the other), as the undersigned’s true and lawful attorneys-in-fact and agents, with full power and authority to act in any and all capacities for and in the name, place and stead of the undersigned in connection with the filing with the Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of this Registration Statement, with all exhibits thereto, and all other documents in connection therewith, and all amendments (including post-effective amendments) thereto.

Such attorneys-in-fact and agents, and each of them, are also hereby granted full power and authority, on behalf of and in the name, place and stead of the undersigned, to execute and deliver all such registration statements, registrations, amendments, exhibits, qualifications and notifications, and to execute and deliver any and all such other documents, and to take further action as they, or any of them, deem appropriate.  The powers and authorities granted herein to such attorneys-in-fact and agents, and each of them, also include the full right, power and authority to effect necessary or appropriate substitutions or revocations.  The undersigned hereby ratifies, confirms, and adopts, as his or her own act and deed, all action lawfully taken by such attorneys-in-fact and agents, or any of them, or by their respective substitutes, pursuant to the powers and authorities herein granted.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated as of February 2, 2012.

Signature	Title
/s/ David M. Cordani David M. Cordani	Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ Ralph J. Nicoletti Ralph J. Nicoletti	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Mary T. Hoeltzel Mary T. Hoeltzel	Vice President and Chief Accounting Officer (Principal Accounting Officer)
/s/ Isaiah Harris, Jr. Isaiah Harris, Jr.	Chairman of the Board

/s/ Eric J. Foss Eric J. Foss	Director
/s/ Jane E. Henney, M.D. Jane E. Henney, M.D.	Director
/s/ Roman Martinez IV Roman Martinez IV	Director
/s/ John M. Partridge John M. Partridge	Director
/s/ James E. Rogers James E. Rogers	Director
/s/ Joseph P. Sullivan Joseph P. Sullivan	Director

/s/ Eric C. Wiseman Eric C. Wiseman	Director
/s/ Donna F. Zarcone Donna F. Zarcone	Director
/s/ William D. Zollars William D. Zollars	Director

EXHIBIT INDEX

Number	Description	Method of Filing
5	Opinion of Counsel as to legality of securities	Filed herewith.

23.1	Consent of Counsel (included in Exhibit 5)	Filed herewith.

23.2	Consent of Independent Registered Public Accounting Firm	Filed herewith.

24	Powers of Attorney (included on the Signature Page)	Filed herewith.

99.1	NewQuest Holdings, Inc. 2005 Stock Option Plan	Filed herewith.

99.2	HealthSpring, Inc. Amended and Restated 2006 Equity Incentive Plan	Filed herewith.